EX-99.77K CHNG ACCNT

(i) On February 1, 2011, Ernst & Young LLP ("E&Y") informed York
Enhanced Strategies Fund, LLC (the "Registrant") that E&Y would resign as the independent registered public accounting firm of the Registrant effective immediately.

(ii) The reports of E&Y on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) In connection with the audits for the two most recent fiscal years and through February 8, 2011, there have been no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of E&Y would have caused them to make reference thereto in their report on the financial statements for such periods.

(iv) During the two most recent fiscal years and through February 8, 2011, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

(v) The Registrant has requested that E&Y furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements made in the letter from the Registrant filed as Exhibit Q1. A copy of such letter, dated February 10, 2011,is filed as Exhibit Q1 to Item 77K.

(vi) On February 8, 2011, the Audit Committee of the Registrant's Board of Directors appointed and formally engaged Deloitee & Touche LLP ("Deloitte") as the Registrant's independent registered public accounting firm for the fiscal years ending December 31, 2010 and December 31, 2011. During the Registrant's two most recent fiscal years and through February 8, 2011, the Registrant did not consult with Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.